EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES AGREEMENT TO ACQUIRE THE LA POSADA DE SANTA FE FOR $50 MILLION

Acquisition Highlights:

•	Iconic boutique resort located in the affluent and high barriers-to-entry Santa Fe, New Mexico market proximate to the historic Santa Fe Plaza

•	Exceptional amenities including four food & beverage outlets, an award-winning full-service spa and 7,800 square feet of indoor/outdoor meeting space

•	Revenue per available room (RevPAR) of $155 for the 12 months ended August 31, 2018

•	The Property is a member of Marriott’s Tribute Portfolio

•	Property is in excellent physical condition with limited capex needs

•	In connection with this acquisition, Ashford Inc. has committed to provide Ashford Trust with approximately $5 million under the terms of the Enhanced Return Funding Program (“ERFP”)
DALLAS, October 9, 2018 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has entered into a definitive agreement to acquire the 157-room La Posada de Santa Fe in Santa Fe, New Mexico (“La Posada” or the “Property”) for $50 million. The acquisition is expected to close in late October, but because the transaction is subject to customary closing conditions, the Company can give no assurance that the purchase will be consummated by such date, or at all.
La Posada is located on over five beautifully landscaped acres three blocks from the historic Santa Fe Plaza. With its strong brand affiliation and world-class amenities, the boutique hotel is positioned as one of the leading properties in a lodging market with very high barriers to entry. Located in northern New Mexico approximately 60 miles north of Albuquerque, Santa Fe is one of the country’s most prominent, popular and dynamic leisure destinations. Beyond the first-class hotel experience, guests have easy access to the Santa Fe area’s many amenities and activities, including over 250 art galleries, boutiques and restaurants. Additionally, the Property is proximate to the area’s most renowned tourist demand generators, including the world-famous Santa Fe Opera House, Georgia O’Keefe Museum, Museum Hill, Dale Ball Trails and La Tierra Trails, among others.
La Posada has 157 luxurious and spacious rooms, including 30 suites, spread across 26 structures throughout the resort. The Property also offers an array of amenities, including the award-winning 4,500 sq. ft. full-service Spa Sage, four food and beverage outlets, including the acclaimed Julia - Spirited Restaurant & Bar, 7,800 sq. ft. of flexible indoor/outdoor meeting space, an outdoor pool, 24-hour state-of-the-art fitness club as well as an on-site curator service with prominent paintings and sculptures displayed for sale throughout the property. The Property is in excellent physical condition after having received over $6 million in capital improvements during the past few years. Post-closing, the property will be managed by Remington Lodging, who also manages the Hilton Santa Fe owned by Ashford Trust. The Company expects to realize synergies from the joint management of La Posada and the Hilton Santa Fe including the clustering of revenue management resources, consolidating accounting functions as well as sharing various positions in sales and human resources.
Inclusive of the funds provided by Ashford Inc. under the ERFP, and assuming the Ashford Inc. funding were to occur at closing, the adjusted net purchase price equates to approximately $287,000 per key and represents, as of August 31, 2018, a trailing 12-month capitalization rate of 5.3% on hotel net operating income of $2.4 million and a trailing 12-month 15.2x Hotel EBITDA multiple, according to the Company’s preliminary estimates based on unaudited operating financial data provided by the sellers. Inclusive of the ERFP funds, the adjusted net purchase price equates to a forward 12-month capitalization rate of 7.3% and a forward 12-month Hotel EBITDA multiple of 11.7x. The Company currently forecasts the five-year, leverage-neutral IRR on this investment to be approximately 24% based upon various underwriting, pricing, and timing assumptions, which are subject to change, and include among other factors property level mortgage financing, equity investment, corporate preferred issuance, and ERFP funding. On a trailing 12-month basis as of August 31, 2018, the Property achieved RevPAR of $155, with 74% occupancy and an average daily rate (ADR) of $210, according to unaudited operating financial data provided by the sellers. A reconciliation of non-GAAP financial measures is included in the financial table below.
“The acquisition of La Posada provides us the opportunity to own another high-quality asset in this attractive market where we have been a long-time owner of the Hilton Santa Fe,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “We believe that by installing Remington as manager at La Posada we should be able to realize significant operational synergies given our existing hotel in the market that should benefit both properties. Additionally, the ERFP contribution by Ashford Inc. should serve to increase the returns on this investment for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Trust
La Posada de Santa Fe
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended August 31,
2018
Hotel Net Income	$1.2

Adjustment:
Depreciation and amortization	$0.7
Interest expense	$1.0

Hotel EBITDA	$3.0

Adjustment:
Capital reserve	$(0.6)

Hotel Net Operating Income	$2.4

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended August 31, 2018. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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